                                                                    EXHIBIT 4(a)


                                 AMENDMENT NO. 1
                           DATED AS OF MARCH 31, 1998

                                       TO

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT
                            DATED AS OF APRIL 4, 1997

                                      among

                                TRANSMATION, INC.

                                  as "Borrower"

                                       and

                     MANUFACTURERS AND TRADERS TRUST COMPANY

                                       and

                       STATE STREET BANK AND TRUST COMPANY

                                   as "Banks"

                                       and

                     MANUFACTURERS AND TRADERS TRUST COMPANY

                                   as "Agent"

           AMENDMENT NO. 1 TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

         THIS AGREEMENT, dated as of March 31, 1998, is among TRANSMATION, INC. (the "BORROWER"), MANUFACTURERS AND TRADES TRUST COMPANY (a "BANK,"), STATE STREET BANK AND TRUST COMPANY (a "BANK") and MANUFACTURERS AND TRADERS TRUST COMPANY, as Agent for the Banks (in such capacity, together with its successors in such capacity, the "AGENT").

                                R E C I T A L S :

         R.1 The parties have entered into a Revolving Credit and Term Loan Agreement dated as of April 4 ,1997 (the "CREDIT AGREEMENT"). Terms defined in the Credit Agreement are used herein as so defined.

         R.2 The parties wish to terminate the Guarantees and the security agreements that were executed by the non-U.S. Subsidiaries on or about the Closing Date; and the parties wish to amend the pledge agreement executed by the Borrower on or about the Closing Date, with respect to the shares of the capital stock of Borrower's non-U.S. Subsidiaries.

R.3 The parties wish to amend the Credit Agreement as hereinafter set forth, to amend and restate the Guarantees executed by Altek Industries, Inc. ("Altek") on or about the Closing Date, and to take certain other actions as herein provided.


         NOW, THEREFORE, the parties agree as follows:

         1. DEFINITIONS. Except as otherwise set forth herein, as used in this Agreement No. 1, the terms defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

         2. AMENDMENTS. The Credit Agreement is hereby amended as set forth below:

            2.1 DEFINITIONS. The definition of Applicable Margin is amended to read as follows:

            "APPLICABLE MARGIN" means the appropriate percentages corresponding to the Adjusted Leverage Ratio in effect as of the most recent Calculation Date as shown below:


                               Revolving Credit Loans                 Term Loans
                               ----------------------                 ----------
Pricing   Adjusted             Eurodollar       Base Rate         Eurodollar        Base Rate
Level     Leverage Ratio       Rate Plus        Plus              Rate Plus         Plus
-----     --------------       ---------        ----              ---------         ----

I            >4.0              2.75%            1.25%             3.00%             1.50%

II          >3.5 and <=4.0     2.50%            1.00%             2.75%             1.25%

III         >3.0 and <=3.5     2.25%            0.75%             2.50%             1.00%

IV          >2.5 and <=3.0     2.00%            0.50%             2.25%             0.75%

V           >2.0 and <=2.5     1.75%            0.25%             2.00%             0.50%

VI          >1.5 and <=2.0     1.50%            0.00%             1.75%             0.25%


            "Applicable Margin" shall be determined and adjusted quarterly on the date (each a "CALCULATION DATE") five Business Days after the date by which the Borrower is required to provide the Chief Financial Officer's certificate in accordance with the provisions of
            SECTION 5.03(E); provided that the initial Applicable Margin shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the first Calculation Date subsequent to

            March 31, 1998 and, thereafter, the pricing level shall be determined by the then current Adjusted Leverage Ratio; and provided further that if the Borrower fails to provide the Chief Financial Officer's certificate required by SECTION 5.03(e) on or before any Calculation Date subsequent to March 31, 1998, the Applicable Margin shall be based on Pricing Level I from such Calculation Date until such time as an appropriate Chief Financial Officer certificate is provided, whereupon the pricing level shall be determined by the Adjusted Leverage Ratio reflected on such Chief Financial Officer certificate until the next Calculation Date. Except as provided in the preceding sentence, each determination of the Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all existing Loans, as well as to any new Loans made thereafter.

            2.2 DEFINITIONS. The following definition is added to SECTION 1.01 of the Credit Agreement:

            "AMENDMENT NO. 1" shall mean Amendment No. 1 dated as of March 31, 1998 to Revolving Credit and Term Loan Agreement dated as of April 4, 1997.

            2.3 DEFINITIONS. The definitions of the following terms set forth in
SECTION 1.01 of the Credit Agreement are amended to read as follows:

            "CLOSING DATE" shall mean April 4, 1997.

            "LOAN DOCUMENTS" shall mean collectively, (i) this Agreement and the Notes, (ii) all Guarantees, stock pledge agreements, security agreements, mortgages, subordination agreements and other agreements or documents referred to in ARTICLE IV of this Agreement, (iii) all other documents, certificates and instruments executed in connection with this Agreement and all amendments to this Agreement and (iv) all documents designated as "Loan Documents" in any amendment to this Agreement.

            2.4 CLOSING DATE. The introductory paragraph of SECTION 4.01 shall be amended to read as follows:

            SECTION 4.01 CLOSING DATE. The obligations of the Banks to make Loans hereunder shall become effective on the Closing Date, subject to termination of the Commitments under the circumstances provided in the closing paragraph to this Section:

            2.5 OPINIONS OF COUNSEL. SECTION 4.01(b) shall be amended to read as follows:

            (b) The Agent shall have received a favorable written opinion (addressed to the Agent and the Banks and dated the Closing Date) of Harter, Secrest and Emery, U.S. counsel for the Borrower, substantially in the form of SCHEDULE 4.01(b) and covering such other matters relating to the parties, the Loan Documents or the Acquisition as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

            2.6 SUBSIDIARY GUARANTEE. SECTION 4.01(f) shall be amended to read as follows:

            (f) The Agent shall have received a counterpart of the U.S. Subsidiary Guarantee Agreement, in the form of SCHEDULE 4.01(f), signed on behalf of each U.S. Subsidiary.

            2.7 PLEDGE AGREEMENTS. SECTION 4.01(g) shall be amended to read as follows:

            (g) The Agent shall have received (i) counterparts of the (x) the Foreign Subsidiary Pledge Agreement, in the form of SCHEDULE

            4.01(g), signed on behalf of the Borrower, and (y) the U.S. Subsidiary Pledge Agreement, in the form of SCHEDULE 4.01(g-1), signed on behalf of the Borrower, (ii) stock certificates representing the shares of capital stock of each Subsidiary owned by or on behalf of the Borrower or any Subsidiary and pledged pursuant to each such pledge agreement and (iii) stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates.

            2.8 SECURITY AGREEMENTS. SECTION 4.01(h) is amended to read as follows:

            (h) The Agent shall have received (i) counterparts of (x) the Borrower Security Agreement, in the form of SCHEDULE 4.01(h), signed on behalf of the Borrower (y) the Subsidiary Security Agreement, in the form of SCHEDULE 4.01(h-1), signed on behalf of each U.S. Subsidiary and (ii) all documents and instruments, including uniform commercial code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the liens intended to be created under such security agreements.

            2.9 CONDITIONS SUBSEQUENT. The concluding paragraph of SECTION 4.01 shall be amended to read as follows:

            The Commitments of the Banks shall terminate unless each of the conditions described in SCHEDULE 2.9 to Amendment No. 1 is satisfied (or waived by all of the Banks) at or prior to 5:00 p.m., Rochester time on March 31, 1998.

            2.10 INTERCOMPANY DEBT. SECTION 6.01(d) is amended to read as follows:

            (d) Subordinated Debt of the Borrower to any Subsidiary and Debt of any Subsidiary to the Borrower permitted pursuant to SECTION 6.06(e).

            2.11 PERMITTED DEBT OF BORROWER. SECTION 6.01(f) is amended to read as follows:

            (f) Debt of the Borrower consisting of reimbursement obligations related to letters of credit issued for the account of the Borrower, acceptances of the Borrower, and Debt of the Borrower secured by purchase money liens permitted pursuant to SECTION 6.02, provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $250,000;

            2.12 SUBSIDIARY DEBT. SECTION 6.01(g) is amended to read as follows:

            (g) Debt incurred by any Subsidiary in respect of reimbursement obligations related to letters of credit issued for the account of such Subsidiary, acceptances of such Subsidiary or Debt of such Subsidiary secured by purchase money liens permitted by SECTION 6.02, provided that the aggregate principal amount of all such Debt at any time outstanding with respect to any such Subsidiary shall not exceed $250,000.

            2.13 SECTION 6.01(h). SECTION 6.01(h) is hereby deleted and of no further force or effect and the Section designation 6.01(h) is hereby reserved.

            2.14 LEASES. The text of SECTION 6.03, prior to the table, is amended to read as follows:

            SECTION 6.03. LEASES. Create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property except: (a) leases existing on the date of this Agreement, as described in SCHEDULE 6.03, and any extensions or renewals thereof; (b) leases (other than Capitalized Lease Obligations) in which neither the Borrower nor any of its Subsidiaries is lessor, which do not in the aggregate require the Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance and similar expense which the Borrower or any Subsidiary is required to pay under the terms of any lease) in any Fiscal Year of the Borrower in excess of the amount set forth with respect to such Fiscal Year in the table following this paragraph; (c) Capitalized Lease Obligations permitted by SECTION 6.02; and (d) leases for the replacement of existing motor vehicles and office space.

            2.15 GUARANTEES. CLAUSE (ii) of SECTION 6.04 is amended to read as follows:

            (ii) except Guarantees of obligations of Persons other than the Borrower and any of its Subsidiaries aggregating not more than 10% of the amount of its tangible net worth from time to time, which Guarantee obligations shall be included in Indebtedness, Debt, or Funded Debt, as appropriate, depending on the terms of the guaranteed obligations.

            2.16 INVESTMENTS. SECTION 6.06(e) is amended to read as follows:

            (e) advances to or investments in Subsidiaries, provided that the aggregate of all such advances or investments outstanding at any one time (i) to Altek shall not exceed the amount of the fair saleable value of Altek's assets, valued on a going concern basis, less the total amount of Altek's liabilities; and (ii) to each of the following Subsidiaries, the amount set forth after its name:

                       Subsidiary                         Maximum Amount
                       ----------                         --------------
                       Transmation (Canada) Inc.          $250,000
                       Transmation Australia Pty. Ltd.    $500,000
                       Transmation Singapore Pte. Ltd.    $250,000

            2.17 LEVERAGE RATIO. SECTION 7.04 of the Credit Agreement is amended to change the Adjusted Leverage Ratio required to be maintained at the end of each of the Fiscal Quarters indicated below to the respective Maximum Ratio set forth below:

         FISCAL QUARTER ENDING                                MAXIMUM RATIO
         ---------------------                                -------------
                03/31/98                                           4.00
                06/30/98                                           3.75
                09/30/98                                           3.50
                12/31/98                                           3.25
                03/31/99                                           3.00
                06/30/99 and thereafter                            2.75

         3. TERMINATION OF CERTAIN GUARANTEES, SECURITY AGREEMENTS AND SUBORDINATION AGREEMENT. (a) The Guarantees executed by each of Transmation Australia Pty. Ltd., Transmation Singapore Pte. Ltd., Transcat F.S.C. and Transmation (Canada) Inc. and the security agreement executed by Transmation (Canada), Inc., copies of which are attached as SCHEDULE 3 to this Amendment No. 1, are terminated and of no further force or effect, and the rights of the Banks and the Agent, and the obligations of the Subsidiaries executing each such document, under and pursuant to each such document are terminated and released; and (b) the Guarantees executed by Altek are amended and restated, and replaced by the Guarantees required by SECTION 5.4 below to be executed and delivered by Altek. Each Subsidiary referred to in this Section shall be a third party beneficiary of this Section.

         4. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to the Banks that:

            4.1 CORPORATE POWER AND AUTHORITY: NO CONFLICTS. The execution, delivery and performance by each of the Borrower and Altek, as the case may be, of this Amendment No. 1 and of each other Loan Document to be executed by it pursuant hereto, have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders;
(b) contravene its charter or by-laws; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any of its Subsidiaries or Affiliates (other than any appropriate disclosure required to be contained in periodic reports to be filed by the Borrower pursuant to the Securities Exchange Act of 1934 and applicable regulations thereunder); (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any of its Subsidiaries or Affiliates is a party or by which any of them or their properties may be bound or affected; (e) result in, or require, the creation or imposition of a Debt or Guarantee of Borrower or any of its Subsidiaries or Affiliates, or any lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of its Subsidiaries or Affiliates; or (f) cause the Borrower or any of its Subsidiaries or Affiliates, as the case may be, to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

            4.2 LEGALLY ENFORCEABLE AGREEMENT. Each of this Amendment No. 1, each other Loan Document required to be executed in connection herewith, the Credit Agreement as amended hereby and each other Loan Document as amended by each such other Loan Document, is a legal, valid and binding obligation of the Borrower and Altek, as the case may be, enforceable against the Borrower and Altek in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

            4.3 NO DEFAULT. On and as of the date of this Amendment No. 1, and after giving effect to this Amendment No. 1 and to each other Loan Document required to be executed in connection herewith, no event has occurred and is continuing which constitutes a Default or Event of Default.

            4.4 INVESTMENTS IN SUBSIDIARIES. SCHEDULE 4.4 to this Amendment No. 1 sets forth the total amount of advances to and direct investments in the Subsidiaries made by Borrower and outstanding as of the date of this Amendment No. 1.

         5. EFFECTIVENESS. This Amendment No. 1 shall be of no force or effect unless and until all of the following conditions are met, and unless each such condition is either met or waived by both Banks on or before March 31, 1998, this Amendment shall not become effective. Upon this Amendment No. 1 becoming effective, each document delivered pursuant to this ARTICLE 5 shall constitute a "Loan Document":

            5.1 COUNTERPARTS. The Borrower and the Agent have each received counterparts of this Amendment No. 1 duly executed by the Borrower, the Agent, and the Banks.

            5.2 RESOLUTIONS. The Agent shall have received certified copies of the resolutions of the boards of directors of the Borrower and Altek, in form and content reasonably satisfactory to the Agent, authorizing the execution, delivery and performance of this Amendment No. 1 and of all other documents required to be executed by Borrower or Altek, as the case may be, pursuant hereto.

            5.3 ALTEK GUARANTEE. The Agent shall have received a Guarantee in favor of each Bank, in the form of SCHEDULE 5.3 to this Amendment No. 1, executed and delivered by Altek.

            5.4 OPINION. The Agent shall have received an opinion of counsel to the Borrower and Altek to the effect that the execution, delivery and performance of this Amendment No. 3, and the Loan Documents to be executed by Borrower and/or Altek pursuant to SECTION 5.3 AND 5.6 of this Amendment No. 1, have been duly and validly authorized on behalf of the Borrower and Altek, as the case may be, and do not conflict with any legal or contractual provision or restriction applicable to Borrower and Altek, as the case may be, or to any of the property of either, and that this Amendment No. 1 and the Credit Agreement and such other loan Documents, as amended hereby, are enforceable against Borrower and Altek.

            5.5 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties set forth in ARTICLE 4 to this Amendment No. 1 shall be true and correct on and as of the date on which this Amendment No. 1 becomes effective.

            5.6 AMENDMENT OF FOREIGN SUBSIDIARY PLEDGE AGREEMENT. Each of the Borrower and the Agent shall have executed an amendment, in the form of SCHEDULE
5.6 to this Amendment No. 1, to the Foreign Subsidiary Pledge Agreement.

         6. AGENT'S EXPENSES. Borrower agrees to pay the Agent for all costs, expenses and charges (including, without limitation, fees and charges of external legal counsel for the Agent and costs allocated by its internal legal department) incurred by the Agent in connection with the negotiation, preparation and execution of this Amendment No. 1 and the documents executed in connection herewith.

         7. ADJUSTED LEVERAGE RATIO REPORT. Reference is made to a letter dated February 12, 1998 executed by the Banks and the Agent and addressed to the Borrower (the "2/12/98 Letter"). Pursuant to paragraph 1 of the 2/12/98 Letter, the Borrower agreed to provide to the Agent, on March 31, 1998, a statement regarding the Adjusted Leverage Ratio as of such date. The Borrower is hereby released from its obligation to provide such statement and from its agreements set forth in paragraph 3 of the 2/12/98 Letter.

         8. MISCELLANEOUS. Except as expressly provided in or pursuant to this Amendment No. 1, the Credit Agreement and each other Loan Document shall remain unchanged and in full force and effect, except that each reference in the Credit Agreement and in any of the other Loan Documents, and in any agreements, certificates and notices simultaneously herewith or hereafter executed under or pursuant to the Credit Agreement or the other Loan Documents, (a) to the "Credit Agreement", "this Agreement", "hereof", "herein" and similar terms referring to the Credit Agreement, shall be deemed to refer to the Credit Agreement as amended by this Amendment No. 1 and (b) to any other Loan Document, shall be deemed to refer to such Loan Document as amended pursuant to any documents executed pursuant to the requirements of this Amendment No. 1.

         This Amendment No. 1, and each Loan Document executed by the Borrower pursuant hereto, shall be governed by and construed in accordance with the laws of the State of New York.

         The section headings in this Amendment No. 1 are inserted for convenience only and shall not be a part of this instrument.

         This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

                                                 TRANSMATION, INC.
                                                 By /s/ John Misiaszek
                                                    ---------------------------
                                                 Name:  John Misiaszek
                                                 Title: Vice President, Finance

SEPARATE SIGNATURE PAGE FOR EACH BANK TO FOLLOW ON PAGES ______ THROUGH _______

                                        MANUFACTURERS AND TRADERS TRUST COMPANY
                                        Individually and as Agent,


                                        By /s/ J. Theodore Smith
                                           --------------------------------

                                        Name: J. Theodore Smith
                                              -----------------------------

                                        Title: Vice President
                                               ----------------------------

                                         STATE STREET BANK AND TRUST COMPANY


                                         By /s/ David G. Case
                                            --------------------------------

                                         Name: David G. Case
                                               -----------------------------

                                         Title: Vice President
                                                ----------------------------





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